Exhibit 5

                            IRS DETERMINATION LETTER

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH  45201

                                         Employer Identification Number:
                                              93-0810577
Date:  Oct. 22, 2002                     DLN:
                                              17007071004012
WEST COAST BANCORP                       Person to Contact:
c/o VINCENT P. CACCIOTTOLI                    PAULETTE COOK           ID#  75048
101 SW MAIN ST STE  1500                      Contact Telephone Number:
PORTLAND, OR  97204-0000                        (877) 829-5500
                                         Plan Name:
                                              WEST COAST BANCORP 401K PLAN

                                         Plan Number:  002
Dear Applicant:

      We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

      Continued  qualification of the plan under its present form will depend on
its  effect  in  operation.   See  section   1.401-1(b)(3)  of  the  Income  Tax
Regulations. We will review the status of the plan in operation periodically.

      The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination is subject to your adoption of the proposed amendments submitted in your letter dated 2/28/02. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

      This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub.
L. 106-554.

                                                              Letter 835 (DO/CG)